EXHIBIT 4.1.1

                       SECOND AMENDMENT TO LOAN AGREEMENT

         THIS AMENDMENT is made and entered into on this the 3rd day of July, 1996, by and among P.A.M. TRANSPORT, INC., an Arkansas corporation, whose chief executive office and principal place of business is located at Highway 412 West, P.O. Box 188, Tontitown, Arkansas 72770, party of the first part, hereinafter called "Borrower," FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States, with its principal place of business at 165 Madison Avenue, Memphis, Tennessee 38103, party of the second part, hereinafter called "Bank," P.A.M. TRANSPORTATION SERVICES, INC., a Delaware corporation, whose principal place of business and chief executive office is located at Highway 412 West, P.O. Box 188, Tontitown, Arkansas 72770, party of the third part, hereinafter called "Guarantor," CHOCTAW EXPRESS, INC., an Oklahoma corporation, whose principal place of business and chief executive office is located at Highway 412 West, P.O. Box 188, Tontitown, Arkansas 72770, party of the fourth part, hereinafter called "Choctaw," and ALLEN FREIGHT SERVICES, INC., a Missouri corporation, whose principal place of business and chief executive office is located at Highway 412 West, P. O. Box 188, Tontitown, Arkansas 72770, party of the fifth part, hereinafter called "Allen."

                                Recitals of Fact

         Pursuant to the terms and provisions of that certain Loan Agreement, bearing date of the 26th day of July, 1994, as amended by Amendment dated June 27, 1995 ("Loan Agreement"), among the Borrower, the Bank, the Guarantor and Choctaw, the Bank committed to make loans and advances and extensions of credit to the Borrower on a revolving credit basis, in an amount not to exceed, at any one time outstanding, the principal sum of Ten Million Dollars ($10,000,000.00). The Bank has now agreed to increase its Committed Amount (as defined in the Loan Agreement), to the end that, except as otherwise hereinafter provided, the Bank will, subject to all of the terms and conditions of the Loan Agreement, as amended hereby, make loans and advances and extensions of credit to the Borrower, on a revolving credit basis, in an amount not to exceed, at any one time outstanding, the lesser of (a) the principal sum of Fifteen Million Dollars ($15,000,000.00), or (b) the Borrower's Borrowing Base (as defined in the Loan Agreement).

         By reason of such increased commitment, it is necessary to modify and amend the Loan Agreement as hereinafter provided. In addition, the parties have agreed to make certain other changes in the Loan Agreement, as heretofore amended, all as are set forth herein.

         NOW, THEREFORE, for and in consideration of the premises, as set forth in the Recitals of Fact, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the parties as follows:

                                   Agreements

         1. To induce the Bank to enter into this Amendment, the Borrower, the Guarantor, Choctaw and Allen do hereby absolute and unconditionally, jointly and severally, certify, represent and warrant to the Bank, and covenant and agree with the Bank, that:

         (a) All representations and warranties made by the Borrower, Choctaw, Allen or the Guarantor in the Loan Agreement, as amended hereby, in the Security Agreement, as amended, in the Choctaw Security Agreement, as amended, in the Allen Security Agreement, and in all other loan documents (all of which are herein sometimes called the "Loan Documents"), are true, correct and complete in all material respects as of the date of this Amendment.

         (b) As of the date hereof and with the execution of this Amendment, there are no existing events, circumstances or conditions which constitute, or would, with the giving of notice, lapse of time, or both, constitute Events of Default.

         (c) There are no existing offsets, defenses or counterclaims to the respective obligations of the Borrower, the Guarantor, Choctaw or Allen as set forth in the Note, the Security Agreement, as amended, the Choctaw Security Agreement, as amended, the Allen Security Agreement, the Loan Agreement, as amended, or in any other Loan Document executed by the Borrower, the Guarantor, Choctaw or Allen, respectively, in connection with the Loan.

         (d) Neither the Borrower nor the Guarantor, Choctaw or Allen has any existing claim for damages against the Bank arising out of or related to the Loan; and, if and to the extent (if any) that the Borrower, the Guarantor, Choctaw or Allen has or may have any such existing claim (whether known or unknown), the Borrower, the Guarantor, Choctaw and Allen do hereby forever release and discharge, in all respects, the Bank with respect to such claim.

         (e) The Loan Documents, as amended by this Amendment and by the respective Amendments (also of even date herewith) to the Security Agreement and the Choctaw Security Agreement, are valid, genuine, enforceable in accordance with their respective terms, and in full force and effect.

         2. The amount of Ten Million Dollars ($10,000,000.00), as contained in the Recitals of Fact of the Loan Agreement and in Section 2.1 thereof, is hereby changed to the sum of Fifteen Million Dollars ($15,000,000.00). In addition, the word "Borrower's" is deleted from clause (b) of Section 2.1.

         3. The definitions of "Account Debtor," "Accounts Receivable," "Loan Agreement," "Note," "Termination Date" and "Unbilled Revenues," as set forth in Article One of the Loan Agreement, are hereby modified and amended to read as follows:

                  "1.2 'Account Debtor' shall mean any Person which is now or hereafter obligated or indebted to Borrower, Choctaw or Allen on any Account Receivable.

                  "1.3 'Accounts Receivable' or 'Accounts' shall mean all amounts owed to the Borrower, Choctaw or Allen on account of sales, leases or rentals of goods or services rendered in the ordinary course of the trade or business of any of said corporations.

                  "1.15 'Loan Agreement' means this Loan Agreement among the Borrower, the Guarantor, the Bank, Choctaw and Allen.

                  "1.18 'Note' means, collectively, the Notes given to evidence the Loan, one of said Notes being dated July 26, 1994 and being in the principal sum of Seven Million Five Hundred Thousand Dollars ($7,500,000.00), one of said Notes being dated June 27, 1995, and being in the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00), and the third of said Notes being dated July 3, 1996, and being in the principal sum of Five Million Dollars ($5,000,000.00), as any of said Notes may be modified, renewed, amended, restated or extended, in whole or in part, from time to time; and any other note or notes executed at any time hereafter to evidence the Loan.

                  "1.25 'Termination Date' shall mean the 31st day of May, 1998, unless such date is extended pursuant to the provisions of Section
         10.12 hereof, in which event such extended date shall be the Termination Date.

                  "1.26 'Unbilled Revenues' shall mean the payments owed or to be owed by a customer of the Borrower, Choctaw or Allen with respect to any load which has been properly dispatched, but which has not been delivered or the charge for such delivery has not been invoiced."

         4. Article One is further modified and amended by the addition thereto of two (2) new sections, being Sections 1.30 and 1.31, reading as follows:

                  "1.30 'Allen' shall mean Allen Transportation Services, Inc., a Missouri corporation.

                  "1.31 'Allen Security Agreement' shall mean the security agreement, bearing date of the 3rd day of July, 1996, executed by Allen for the purpose of securing the Loan and the other Obligations (as that term is defined in the Allen Security Agreement)."

         5. The first sentence of Section 2.3(a) is hereby modified and amended to read as follows:

         "All advances with respect to the Loan, up to but not exceeding at any one time outstanding the principal sum of Seven Million Five Hundred Thousand Dollars ($7,500,000.00), shall be evidenced by the promissory note of the Borrower, payable to the order of the Bank, in the principal amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00), in form substantially the same as the Note attached hereto as EXHIBIT '2.3'; all advances with respect to the Loan exceeding, at any one time outstanding, the principal sum of Seven Million Five Hundred Thousand Dollars ($7,500,000.00), but not exceeding the principal sum of Ten Million Dollars ($10,000,000.00), shall be evidenced by the promissory note of the Borrower, payable to the order of the Bank, in the principal amount of Two Million Five Hundred Thousand Dollars ($2,500,000.00) in form substantially the same as the Note attached hereto as EXHIBIT '2.3(A)'; and all advances with respect to the Loan exceeding, at any one time outstanding, the principal sum of Ten Million Dollars ($10,000,000.00), shall be evidenced by the promissory note of the Borrower, payable to the order of the Bank, in the principal amount of Five Million

         Dollars ($5,000,000.00), in form substantially the same as the Note attached hereto as EXHIBIT '2.3(B).'"

         6. Sections 3.1, 8.1 and 8.5 of the Loan Agreement are hereby modified and amended to read as follows:

                  "3.1 Required Repayments. (a) In the event that the outstanding principal balance of the Loan shall at any time exceed the Borrowing Base, the Borrower will, immediately upon discovery of the existence of such excess, make a principal payment which will reduce the outstanding principal balance of the Loan to an amount which does not exceed the Borrowing Base.

                  (b) Notwithstanding any provision to the contrary contained herein or in any other Loan Document, on May 31, 1997, unless the Bank sooner terminates its commitment by reason of a default of Borrower, Choctaw, or Allen, the Committed Amount shall automatically be reduced to the principal sum of Twelve Million Five Hundred Thousand Dollars ($12,500,000.00), and shall remain at that amount until the Termination Date. In the event that, on May 31, 1997, the unpaid principal balance of the Loan shall exceed the principal sum of Twelve Million Five Hundred Thousand Dollars ($12,500,000.00), the Borrower shall, on such date, make a principal payment which will reduce the outstanding principal balance of the Loan to the principal sum of Twelve Million Five Hundred Thousand Dollars ($12,500,000.00).

                  "8.1 Net Worth. Maintain at all times a Net Worth (as defined in Article One) of not less than Twelve Million Five Hundred Thousand Dollars ($12,500,000.00).

                  "8.5 Debt Service Coverage Ratio. Maintain at all times a Debt Service Coverage Ratio of not less than 1.0 to 1.0. For the purposes hereof, the term "Debt Service Coverage Ratio" shall mean net after-tax income, plus current year's deferred taxes, plus depreciation, divided by current maturities of long-term debt, all determined in accordance with generally accepted accounting principles, consistently applied."

         7. Section 4.2(b) of the Loan Agreement is hereby modified and amended to read as follows:

                  "(b) Neither the Borrower, Choctaw nor Allen shall be in default of any of the terms and provisions hereof or of any instrument or document now or at any time hereafter evidencing or securing all or any part of the Loan indebtedness and extensions of credit. Each of the warranties and representations of the Borrower, as set out in Article Five hereof shall remain true and correct in all material respects as of the date of such Loan advance."

         8. Section 9.1(d) of the Loan Agreement is hereby modified and amended to read as follows:

                  "(d) Covenants. The Borrower, the Guarantor, Choctaw or Allen shall default in the performance or observance of any covenant, condition, agreement or undertaking on its part to be performed or observed, as contained herein, in the Security Agreement, as amended, in the Choctaw Security Agreement, as amended, in the Allen Security Agreement or in any other instrument or document which now or hereafter evidences, secures, or relates to all or any part of the Loan or any extensions of credit made pursuant hereto; and, with respect to the covenants of the Guarantor set forth in Sections 8.1 and 8.2 hereof, such default is not cured within sixty (60) days following the Guarantor's or the Borrower's first knowledge or notice thereof; or"

         9. (a) EXHIBIT "1.5" to the Loan Agreement is modified and amended to read as provided in Exhibit "1.5" attached hereto.

         (b) The Loan Agreement is further modified and amended by the addition thereto of a new Exhibit, being EXHIBIT "2.3(B)," in form and substance substantially the same as EXHIBIT "2.3(B)" attached to this Amendment.

         10. (a) Except as the context may otherwise require, throughout the Loan Agreement, the phrase "Borrower or Guarantor" (or words of similar import) is changed to "Borrower, Guarantor, Choctaw or Allen"; and the phrase "Borrower and Guarantor" (or words of similar import) is changed to "Borrower, Guarantor, Choctaw and Allen."

         (b) All terms and provisions of the Loan Agreement which are inconsistent with the provisions of this Amendment are hereby modified and amended to conform hereto; and, as so modified and amended, the Loan Agreement is hereby ratified, approved and confirmed. Except as otherwise may be expressly provided herein, this Amendment shall become effective as of the date set forth in the initial paragraph hereof.

         11. All references in all Loan Documents to the Loan Agreement shall, except as the context may otherwise require, be deemed to constitute references to the Loan Agreement as heretofore amended and as further amended hereby.

         12. The Guarantor does further (a) consent to and approve of all of the terms and provisions of this Amendment, the Second Amendment to the Security Agreement, the First Amendment to the Choctaw Security Agreement, and the Allen Security Agreement, all of which are of even date herewith, insofar as its rights are or may be affected hereby, and (b) acknowledge the continued effectiveness of its Guaranty [in the amount of Fifteen Million Dollars ($15,000,000.00), plus interest and expenses] in accordance with the terms thereof.

         13. Choctaw and Allen join herein for the further purpose of consenting to and approving of all of the terms and provisions of the Loan Agreement, as amended hereby, insofar as their respective rights are or may be affected hereby. Without limiting the generality of the foregoing, Choctaw and Allen specifically agree to the terms and provisions set forth in Sections 10.21 and

10.22 of the Loan Agreement in the same manner and to the same extent as if each of them were specifically named in each such Section.

         IN WITNESS WHEREOF, Borrower, Guarantor, Choctaw, Allen and Bank have caused this Amendment to be executed by their respective officers, duly authorized so to do, on this the day and year first above written.

ATTEST:                                   P.A.M. TRANSPORT, INC.

         /s/ Larry J. Goddard             By:      /s/ Robert W. Weaver
-------------------------------------         ---------------------------------
         Secretary                                          President

                                                                        BORROWER

ATTEST:                                   P.A.M. TRANSPORTATION SERVICES, INC.

         /s/ Larry J. Goddard             By:      /s/ Robert W. Weaver
-------------------------------------         ---------------------------------
         Secretary                                          President

                                                                       GUARANTOR

ATTEST:                                   CHOCTAW EXPRESS, INC.

         /s/ Larry J. Goddard             By:      /s/ Robert W. Weaver
-------------------------------------         ---------------------------------
         Secretary                                 Chief Executive Officer

                                                                         CHOCTAW

ATTEST:                                   ALLEN TRANSPORTATION SERVICES, INC.

         /s/ Larry J. Goddard             By:      /s/ Robert Weaver
-------------------------------------         ---------------------------------
         Secretary                                 Chief Executive Officer

                                                                           ALLEN

                                          FIRST TENNESSEE BANK NATIONAL
                                          ASSOCIATION

                                          By:
                                              ---------------------------------
                                                    Senior Vice President

                                                                            BANK

                                  EXHIBIT "1.5"

                                TO LOAN AGREEMENT


                                 Borrowing Base

         The Borrowing Base is an amount equal to eighty-five percent (85%) of the amount due on the Acceptable Accounts of Borrower, Choctaw and Allen, plus eighty-five percent (85%) of Unbilled Revenues, meeting the conditions set forth in Section 1.1 of the Loan Agreement.


         (Note: Although the Borrowing Base is limited as set forth above, Bank's security interest covers and includes all of the Accounts Receivable and Unbilled Revenue of Borrower, Choctaw and Allen and the other collateral, both now owned and hereafter acquired, as more particularly described in the respective Security Agreements, executed by Borrower, Choctaw and Allen, as amended from time to time.)

                                      1.5-1

                                EXHIBIT "2.3(b)"

                                TO LOAN AGREEMENT


                                 Promissory Note

                                 PROMISSORY NOTE


$5,000,000.00                                            Memphis, Tennessee
                                                         July 3, 1996

         ON OR BEFORE MAY 31, 1998 (the "Termination Date"), the undersigned, P.A.M. TRANSPORT, INC., an Arkansas corporation (the "Maker"), promises to pay to the order of FIRST TENNESSEE BANK NATIONAL ASSOCIATION, a national banking association having its principal place of business in Memphis, Tennessee (the "Bank"), the principal sum of FIVE MILLION DOLLARS ($5,000,000.00), value received, together with interest from date until maturity, upon disbursed and unpaid principal balances, at the Applicable Rate, determined quarterly as hereinafter provided, said interest being payable monthly on the first day of each and every month hereafter, commencing on the 1st day of August, 1996, with the final installment of interest being due and payable concurrently on the same date that the principal balance is due hereunder.

         The "Termination Date" may be extended one or more times pursuant to the provisions of that certain Loan Agreement ("Loan Agreement"), bearing date of the 26th day of July, 1994, as amended, among the Maker, the Bank and certain other parties therein mentioned; and if so extended, such extended date shall thereupon constitute the Termination Date.

         For the purposes hereof, the following terms shall have the following meanings (such meanings to be applicable equally to the both the singular and plural forms of such terms) unless the context otherwise requires:

         "Adjustment Date" shall mean the first day of each February, May, August and November of each year, with the next Adjustment Date being the 1st day of August, 1995.

         "Alternate Contract Rate" shall mean a rate per annum equal to the lesser of (a) the Maximum Rate, or (b) a rate equal to (i) two and thirty-five-hundredths percent (2.35%) per annum, plus (ii) the LIBOR Rate, adjusted and determined as of the opening of business on Wednesday of each week.

         "Applicable Rate" shall mean (a) from the date hereof to the 1st day of August, 1996, (b) thereafter, the Contract Rate, if the Maker's Net Income After Taxes for the Maker's fiscal quarter last ending prior to the applicable Adjustment Date is less than Five Hundred Thousand Dollars ($500,000.00), and the Alternate Contract Rate if the Maker's Net Income After Taxes for such fiscal quarter is Five Hundred Thousand Dollars ($500,000.00) or more; provided, however, that if The Wall Street Journal should cease to publish the LIBOR Rate, the Applicable Rate shall be the Contract Rate.

         "Base Rate" shall mean the base commercial rate of interest established from time to time by the Bank, it being understood and agreed, however, that the Bank has made, and may hereafter make, loans at rates of interest which are higher or lower than the Base Rate. [The Bank's Base Rate is, as of the date hereof, eight and one-quarter percent (8 1/4%) per annum.]


                                    2.3(b)-1

         "Contract Rate" shall mean a rate per annum equal to the lesser of (a) the Base Rate, as adjusted and determined on a daily basis, or (b) the Maximum Rate.

         "Default Rate" shall mean a rate of interest per annum which shall be equal to the Applicable Rate, plus two percent (2%) per annum, but never to exceed the Maximum Rate.

         "LIBOR Rate" shall mean the London Interbank Offered Rate of Interest for an interest period of one (1) month, as reported on each Wednesday of each week in The Wall Street Journal; provided, however, that if The Wall Street Journal is not published on a Wednesday, the "LIBOR Rate" shall be determined by reference to The Wall Street Journal last published immediately preceding such Wednesday. [The one-month LIBOR Rate quoted in The Wall Street Journal published on Friday, June 21, 1996, is five and fifteen-thirty-two-seconds percent (5 15/32%) per annum. Therefore, if Monday, June 12, 1995 were a Wednesday, the Alternate Contract Rate, based upon the LIBOR Rate quoted in The Wall Street Journal on such date, would be 7.81875% per annum.]

         "Maximum Rate" shall mean the maximum effective variable contract rate of interest which the Bank may, from time to time, lawfully charge.

         "Net Income After Taxes" shall mean, with respect to any fiscal period of the Maker, the Maker's consolidated net income after provision for income taxes for such fiscal period, as determined in accordance with generally accepted accounting principles, consistently applied.

         The Applicable Rate prior to maturity upon the unpaid principal balances of this Note shall be determined quarterly as of each Adjustment Date, based upon the Net Profit After Taxes of the Maker for the calendar quarter of its fiscal year ending most recently prior to such Adjustment Date. In the event that the financial report for the immediately preceding calendar quarter of the Maker has not been received by the Bank on or before an Adjustment Date, then and in such event the rate of interest prior to maturity for the fiscal quarter commencing as of such Adjustment Date shall be the Contract Rate.

         Any payments of principal or interest not made when due shall bear interest after maturity (whether by reason of default, acceleration or otherwise) at the Applicable Rate for a period of sixty (60) days following such maturity, and, if payment is not made within such sixty (60) day period, upon the expiration of such sixty (60) day period, at the Default Rate. However, in the event the Maker is obligated to pay the Default Rate under this paragraph, such obligation to pay the Default Rate shall terminate when the Maker cures the default and the interest rate thereafter shall revert back to the Applicable Rate.

         In the event that the foregoing provisions should be construed by a court of competent jurisdiction not to constitute a valid, enforceable designation of a rate of interest or method of determining same, the indebtedness hereby evidenced shall bear interest at the Maximum Rate.

         This Note is secured by one or more Security Agreements ("Security Agreements") dated July 26, 1994, as amended, covering Maker's Accounts Receivable, and other collateral, as is more particularly described in said Security Agreement(s), and may now or hereafter be secured by other mortgages, trust deeds, assignments, security agreements, or other instruments of pledge or

                                    2.3(b)-2
hypothecation, including a Security Agreement ("Choctaw Security Agreement"), dated June 27, 1995, as amended, executed by Choctaw Express, Inc., an Oklahoma corporation, in favor of the Bank, and a Security Agreement ("Allen Security Agreement"), of even date herewith, executed by Allen Freight Services, Inc., a Missouri corporation, in favor of the Bank.

         This Note is payable at the offices of Bank, at 165 Madison Avenue, Memphis, Tennessee, 38103, or at such other place as the holder may designate in writing, in lawful money of the United States of America, which shall be legal tender in payment of all debts and dues, public and private, at the time of payment.

         On the Termination Date, or, at the option of the Bank (a) if the undersigned shall fail to make payment of any installment of interest, as above provided, and such default remains uncured for a period of five (5) days, or (b) upon any default in the terms and provisions of any of the Security Agreements or the Choctaw Security Agreement, or any trust deed, mortgage, or other instrument of pledge or hypothecation which now or hereafter secures the payment of the indebtedness evidenced hereby, or (c) upon the occurrence of any Event of Default as that term is defined in the Loan Agreement, or (d) upon the dissolution of the Maker, or (e) upon default in the payment when due of any other indebtednesses, liabilities, or obligations of the Maker to the Bank, whether now existing or hereafter created or arising, and such default remains uncured for a period of five (5) days, the entire unpaid balance of the indebtedness hereby evidenced, together with all interest then accrued, shall at once become due and payable for all purposes.

         If this Note is placed in the hands of an attorney for collection, by suit or otherwise, or to protect the security for its payment, or to enforce its collection, or to represent the rights of the Bank in connection with any loan documentation executed in connection herewith, or to defend successfully against any claim, cause of action or suit brought by the Maker against the Bank, the Maker shall pay on demand all costs of collection and litigation (including court costs), together with a reasonable attorney's fee.

         The Maker and any endorsers or guarantors hereof waive protest, demand, presentment and notice of dishonor. The Maker and any endorsers or guarantors that this Note may be extended, in whole or in part, without limit as to the number of such extensions, or the period or periods thereof, and without notice to them and without affecting their liability thereon.

         It is the intention of the Bank and the Maker to comply strictly with all applicable usury laws; and, accordingly, in no event and upon no contingency shall the holder hereof ever be entitled to receive, collect, or apply as interest any interest, fees, charges, or other payments equivalent to interest, in excess of the Maximum Rate; and, in the event that the holder hereof ever receives, collects, or applies as interest, any such excess, such amount which, but for this provision, would be excessive interest, shall be applied to the reduction of the principal amount of the indebtedness evidenced hereby; and, if the principal amount of the indebtedness evidenced hereby, and all lawful interest thereon, is paid in full, any remaining excess shall forthwith be paid to the Maker, or other party lawfully entitled thereto. All interest paid or agreed to be paid by the Maker shall, to the maximum extent permitted under applicable law, be amortized, pro rated, allocated and spread throughout the full period until payment in full of the principal so that the interest hereon for such full period shall not exceed the maximum amount permitted by applicable law. Any provision hereof, or of any other agreement between the Bank and the Maker, that operates to bind, obligate,

                                    2.3(b)-3
or compel the Maker to pay interest in excess of such Maximum Rate shall be construed to require the payment of the maximum rate only. The provisions of this paragraph shall be given precedence over any other provision contained herein or in any other agreement between the Bank and the Maker that is in conflict with the provisions of this paragraph.

         This Note shall be governed and construed according to the statutes and laws of the State of Tennessee from time to time in effect, except to the extent that Section 85 of Title 12 of the United States Code (or other applicable federal statute) may permit the charging of a higher rate of interest than applicable state law, in which event such applicable federal statute, as amended and supplemented from time to time, shall govern and control the maximum rate of interest permitted to be charged hereunder; it being intended that, as to the maximum rate of interest which may be charged, received, and collected hereunder, those applicable statutes and laws, whether state or federal, from time to time in effect, which permit the charging of a higher rate of interest, shall govern and control; provided, always, however, that in no event and under no circumstances shall the Maker be liable for the payment of interest in excess of the maximum effective rate permitted by such applicable law, from time to time in effect.

ATTEST:                                    P.A.M. TRANSPORT, INC.


 /s/ Larry J. Goddard                       By:     /s/ Robert W. Weaver
--------------------------                          -------------------------
Secretary                                           President

                                    2.3(b)-4